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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 dated September 26, 1997 (File No. 333-36543), Form S-3 dated January 7, 1998 (File No. 333-42857), Form S-3 dated March 12, 1998 (File No. 333-42365), Form S-3 dated March 23, 1998 (File No. 333-48481), Form
S-3 dated April 29, 1998 (File No. 333-51307), Form S-3 dated April 29, 1998, (File No. 333-51319), Form S-3 dated April 29, 1998 (File No. 333-51317) and
Form S-3 dated May 7, 1998 (File No. 333-52085) of SmarTalk TeleServices, Inc. of our report dated March 30, 1998, except as to Notes 12 and 14, which are as of November 4, 1998 appearing in the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
November 4, 1998